Exhibit 10.13

LICENSE AGREEMENT

THIS LICENSE AGREEMENT made as of the 1st day of November, 2007, by and between The Patriot Group, LLC, a Delaware limited liability company (“Patriot”), and Golden Pond Healthcare, Inc., a Delaware corporation (“GPH”).

RECITAL:

WHEREAS, on March 15, 2007, Patriot entered into a Lease (the “Lease”) with F&F Management Co. (“Landlord”) for certain office space in the building located at 1120 Post Road, Darien, CT 06820 (such office space, the “Premises”); and

WHEREAS, GPH desires to license from Patriot a portion of the Premises, consisting of three (3) adjoining offices as shown on Exhibit A attached hereto (the “Offices”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed as follows:

1. Patriot hereby licenses to GPH and GPH hereby licenses from Patriot, the Offices, together with the furniture, if any, located therein on the date of occupancy, pursuant to the terms, conditions and limitations set forth herein. GPH shall have exclusive use of the Offices during the term of this License. GPH shall also have the non-exclusive use of the common areas serving the Premises, pursuant to the terms, conditions and limitations set forth herein. GPH may reasonably use the office equipment (copiers, fax machines, etc.) located in the common areas of the Premises with Patriot’s prior consent, and may reasonably use the conference room, subject to prior scheduling and availability.

2. The term of this License shall be for a period of five (5) months, commencing on November 1, 2007, and ending on March 31, 2008, except that this License shall automatically terminate as otherwise provided herein or upon thirty (30) days’ prior written notice.

3. Subject to such uses being lawful, GPH shall use and occupy the Offices for general office purposes, in compliance with all zoning regulations, the building code and all applicable laws, rules and regulations. GPH shall take no action that would violate the Lease.

4. GPH shall pay $4,500.00 per month, pro rated for any partial months, as consideration for the use of the Offices. The license fee shall be paid in advance on the first day of each calendar month, without notice or demand and without any set off or deduction whatsoever. Patriot acknowledges that GPH has paid, on the date hereof, the first and last months’ license fees, in the aggregate amount of $9,000.00.

5. GPH shall also pay to Patriot monthly all telephone charges (including the initial cost of three handsets) properly allocable to GPH, without markup. Patriot will make available its T-1 lines for GPH’s internet access needs and will provide four (4) telephone lines, connected through the Patriot switch, for use by GPH during the term of this License.

6. Patriot does not, in any way, represent or warrant the fitness of the Premises for the use contemplated by GPH. GPH acknowledges that it has inspected the Premises and accepts the same in their present condition “AS IS”.

7. Patriot shall not be required to render any services to GPH or to make any repairs or replacements to the Premises. Patriot’s sole obligation shall be to use reasonable efforts in diligently pursuing such services from Landlord under the Lease.

8. GPH shall take good care of the Offices and the equipment and furnishings located therein. GPH shall not damage any part of the Premises or the property of Patriot or disturb the quiet enjoyment of any other licensees or occupants of the Premises.

9. GPH agrees to comply with the rules and regulations set forth on Exhibit B attached hereto. Patriot reserves the right to make such other rules and regulations as it deems reasonable.

10. Patriot may immediately terminate this License upon the failure of GPH to cure a default within ten (10) days of notice of default from Patriot, and in any manner resume full possession of the Premises. No right or remedy granted or reserved unto Patriot hereunder shall be deemed to be exclusive of any other or additional right or remedy available to Patriot at law or in equity.

11. GPH shall quit and surrender peaceably and quietly, to Patriot, its agent or attorney, possession of the Premises at the expiration or other termination of this License, in good order and condition, except for ordinary wear and tear, and free of all of GPH’s personal property. If upon termination of this License or abandonment of the Premises by GPH, GPH abandons or leaves any personal property or equipment at the Premises, such equipment or property shall be conclusively deemed abandoned, and Patriot shall have the right, without notice to GPH, to store or otherwise dispose of the property or equipment at GPH’s sole cost, expense and risk, without being liable in any respect to GPH.

12. This License is subject and subordinate to all of the terms, provisions and conditions of the Lease with Landlord, and if such Lease shall be cancelled or terminated, this License shall be automatically terminated or cancelled, without any liability on the part of Patriot to GPH.

13. GPH agrees to defend, indemnify and hold Patriot and Landlord, their respective affiliates, officers, directors, employees and agents harmless from and against any and all losses, claims, demands, suits, actions, judgments, fines or payments for, or in connection with, any accident, injury or damage whatsoever caused to any person or property arising, directly or indirectly, out of GPH’s use of the Premises. GPH’s obligations under this paragraph shall survive expiration or termination of this License. Patriot shall have no responsibility whatsoever for any damage, vandalism or theft of GPH’s property.

14. This License shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns. GPH shall not assign, sub-license, pledge, mortgage or otherwise transfer the Premises, or any part thereof, without first obtaining Patriot’s prior written consent.

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15. No waiver, modification, change or alteration of the provisions of this License, or any of the rights or remedies of either of the parties hereto, shall be valid unless such waiver, modification, change or alteration is in writing and signed by the party against whom enforcement is sought.

16. This License shall be construed in accordance with the laws of the State of Connecticut. GPH shall pay the reasonable attorneys’ fees and expenses of Patriot resulting from the enforcement of this License by Patriot or in defending any claim brought against Patriot by GPH against which Patriot successfully defends.

17. Patriot and GPH agree that this License is only a license and shall not be construed as a sublease, or confer any rights of a sublease. GPH shall not record this License or any notice or memorandum thereof.

18. This License may be executed in counterparts, each of which shall be deemed to be an original instrument, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this License on the day and year first above written.

THE PATRIOT GROUP, LLC

By:	/s/ Dan Harrington
Name:	Dan Harrington
Title:

GOLDEN POND HEALTHCARE, INC.

By:	/s/ Michael C. Litt
Name:	Michael C. Litt
Title:

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Exhibit A

Floor Plan Showing Offices

Exhibit A-1

Exhibit B

RULES AND REGULATIONS

1. No advertisement or identifying signs or other notices shall be inscribed, painted, or affixed on any part of the corridors, doors, common areas or any other portions of the Premises. GPH shall not affix anything to the windows, walls or any other part of the Office or the Premises. GPH shall not obstruct any corridors, halls, elevators and stairways or use the same for any purpose other than egress and ingress.

2. GPH agrees that its employees, agents and invitees shall at all times wear proper attire suitable to a professional business setting and act accordingly. GPH and its agents and guests shall not make noises or otherwise interfere with or annoy other licensees and occupants of the Premises.

3. GPH shall not, without Patriot’s prior written consent, store or operate in the Office or the Premises any computer (excepting personal computers and fax machines) or any other large business machine, postage equipment, heater, stove, vending machine, refrigerator, coffee maker, stereo equipment, radio, amplification or speaker equipment, reproduction equipment, or other similar appliances or equipment.

4. The electrical current shall be used only for ordinary lighting purposes and for personal computers and fax machines and no other purpose, and in no event shall any use by GPH thereof exceed the electrical capacity for the Office, as determined by Patriot.

5. No additional locks or bolts of any kind shall be placed upon any of the doors or windows of the Premises by GPH nor shall any alterations be made on existing locks or bolts.

6. GPH shall, before leaving the Premises each day if it is the last to leave, close and securely lock all doors and shut off all lights and other electrical apparatus. Any damage or costs resulting from such failure to do so shall be paid for by GPH.

7. Smoking in the Premises is prohibited.

8. GPH will not prop open any corridor doors or exit doors.

9. GPH will not conduct any activity within the Office or Premises which in the sole judgment of the Patriot will create excessive traffic or be inappropriate to a shared office environment.

10. GPH may not conduct business in the corridors or any other areas except in its Office or the conference room.

11. Immediately following the use of any conference room and/or audio/visual equipment, GPH will clean up such conference room and return the equipment to the state and condition it was in prior to GPH’s use.

Exhibit B-1

12. If Patriot determines that any use of either the conference room or the common areas are inappropriate or may disrupt normal operations, then Patriot may deny GPH access thereto and/or upon Patriot’s request, GPH shall immediately cease such use.

13. GPH will bring no animals into the Premises except for those assisting disabled individuals.

14. GPH will not make any additional copies of any Patriot issued keys. All keys and security cards are the property of Patriot and must be returned upon request or expiration or termination of this License, whichever is sooner.

15. GPH will cooperate with, and be courteous to, all other occupants of the Premises.

Exhibit B-2